Exhibit 99.1

February 21, 2019

Fellow Shareholders,

2018 was an excellent year for Roku, with record results and solid progress towards our long-term vision of powering every TV in the world. As more than 3 million U.S. households cut the cord, Roku added nearly 8 million active accounts in 2018, increasing our total active accounts to more than 27 million at year end. We estimate that nearly 1 in 5 U.S. TV households now use the Roku platform to stream at least a portion of their TV viewing. While our growth has been impressive, we believe we are still only beginning to capitalize on the large opportunity streaming presents. We expect to reach $1 billion in revenue in 2019, by focusing on these key areas: increasing monetization per user and scaling the number of households using the Roku platform. With our fundamental strategic advantages and continued strong execution, we believe we are well positioned to deliver another excellent year.

A few 2018 highlights for the full year:

•	Total net revenue grew 45% YoY to $742.5 million;
•	Platform revenue increased 85% YoY to $416.9 million;
•	Gross profit was up 66% YoY to $332.1 million;
•	Roku added 7.8 million incremental active accounts in 2018 to reach 27.1 million at year end;
•	Streaming hours increased by 9.2 billion hours to 24.0 billion;
•	Average Revenue Per User (ARPU) increased $4.17 to $17.95 (trailing 12-month basis);
•	Roku monetized video ad impressions more than doubled in 2018;

Roku Q4 2018 Shareholder Letter	1

Key Operating Metrics	Q4 17	Q1 18	Q2 18	Q3 18	Q4 18	YoY %
Active Accounts (millions)	19.3	20.8	22.0	23.8	27.1	40%
Streaming Hours (billions)	4.3	5.1	5.5	6.2	7.3	69%
ARPU ($)	$13.78	$15.07	$16.60	$17.34	$17.95	30%

Summary Financials ($ in millions)	Q4 17	Q1 18	Q2 18	Q3 18	Q4 18	YoY %
Platform revenue	$85.4	$75.1	$90.3	$100.1	$151.4	77%
Player revenue	102.8	61.5	66.5	73.3	124.3	21%
Total net revenue	188.3	136.6	156.8	173.4	275.7	46%
Platform gross profit	63.7	53.4	63.0	70.5	109.4	72%
Player gross profit	9.8	9.7	14.7	8.4	2.9	-70%
Total gross profit	73.5	63.1	77.8	79.0	112.3	53%
Platform gross margin %	74.6%	71.1%	69.8%	70.5%	72.2%	-230	bps
Player gross margin %	9.5%	15.8%	22.2%	11.5%	2.4%	-710	bps
Total gross margin %	39.0%	46.2%	49.6%	45.6%	40.7%	170	bps
Research and development	31.3	34.1	40.2	45.4	51.0	63%
Sales and marketing	19.1	20.3	22.3	25.6	34.6	81%
General and administrative	13.5	15.6	15.4	19.8	21.2	57%
Total operating expenses	64.0	70.0	77.9	90.7	106.8	67%
Income (loss) from operations	9.5	(6.9)	(0.1)	(11.7)	5.5	42%
Adjusted EBITDA [1]	14.4	(0.8)	7.1	2.0	24.5	70%
Adjusted EBITDA margin %	7.6%	-0.6%	4.5%	1.1%	8.9%	120	bps

Outlook ($ in millions)	Q1 2019E			Full Year 2019E
Total net revenue	$185-$190			$1,000-$1,025
Total gross profit	$86-$90			$445-$460
Net income (loss)	($32)-($28)			($90)-($80)
Adjusted EBITDA [2,3]	($12)-($8)			($5)-$5
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in an appendix to this letter.

[2] Full Year 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $73 million, depreciation and amortization and other net adjustments of approximately $12 million.

[3] Q1 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $17 million, depreciation and amortization and other net adjustments of approximately $3 million.

Roku Q4 2018 Shareholder Letter	2

Q4 highlights

Q4 results exceeded our outlook for revenue, gross profit and adjusted EBITDA driven by strong operational execution and robust active account growth. We added 3.3 million incremental active accounts in the fourth quarter and ended 2018 with 27.1 million active accounts, thanks to great retail execution and strong holiday sales for both players and TVs. Player units were up 30% year-over-year with the highest growth coming from the sub-$50 category which drove an 8% decrease in average sales price (ASP). Our U.S. smart TV market share also continued to grow as “home grown” TV operating systems continue to become increasingly uncompetitive. We ended the year with Roku TV holding a significant lead among licensed TV OS solutions in the U.S.

Engagement on our platform continued to grow as Roku users streamed 7.3 billion hours in the quarter, up 69% year-over-year. In just the last 18 months Roku users streamed more than they did in the prior nine years of the company’s history. Finally, platform monetization was particularly strong as we continued to grow video advertising impressions across the platform, including on The Roku Channel. For the full year of 2018, Roku monetized video advertising impressions across the platform more than doubled year-over-year.

Expanding Monetization

We believe that in the medium-term the most significant factor driving Roku’s financial performance will be increasing monetization of our growing installed base. In addition to growing active accounts and increasing engagement, we are executing on our strategy to increase the economics we generate from the Roku platform.

With the launch of The Roku Channel in late 2017, we began a fundamental transition to increase video advertising inventory under our control and to create better ways of connecting content owners with viewers.  The Roku Channel has grown from providing customers with free access to 1,000 movies and TV episodes to roughly 10,000 today, plus free live channels like ABC News and TMZ, and paid access to Premium Subscriptions from SHOWTIME, EPIX, STARZ and many more.

Over time, as The Roku Channel offers viewers an increasingly compelling experience and as we integrate it more closely into our platform, we believe it can become a significant destination for our viewers’ streaming. Likewise, even though The Roku Channel already represents a significant part of our advertising inventory, we expect it  to become a larger source of advertising inventory as viewership grows.

There is another trend that contributes to our confidence in the significant growth opportunity for advertising on the Roku platform. In the mobile market, viewers shifted to mobile devices from desktop well ahead of advertisers. It took a few years, but advertiser spend on mobile eventually caught up with mobile viewer share. In the TV streaming world, viewer share is well ahead of TV ad budget share, but the rapid growth of our Platform revenue suggests advertisers are starting to respond. This anticipated spending pattern shift, combined with substantial growth in our ad inventory and audience reach, should drive sustained, rapid advertising growth.

Our Long-Term Account Growth Strategy

Over the long-term, we believe active account growth will be the biggest driver of our P&L. We more than doubled our active account base between 2016 and 2018. Over the last three years, we increased active accounts by roughly 4 million, 6 million and nearly 8 million per year, respectively, to just over 27 million as of the end of 2018. During the same period, we quadrupled the size of our Platform revenue (from just over $100 million in 2016 to over $400 million in 2018). In the U.S. alone, our active account base would make the Roku platform equivalent to the No. 2 traditional pay TV/cable company.

Roku Q4 2018 Shareholder Letter	3

While we continue to see a lot of headroom to grow active accounts in the U.S., we are increasing our investment internationally. These are still early days for us on the international front, and thus international distribution is unlikely to be a major driver of 2019 account growth. We expect to start seeing greater benefits of these investments show up in international account growth in 2020 and beyond. Broadly speaking, we expect international platform revenue to lag user growth, as it normally does, since scale is the first step (followed by monetization).

Where are we investing in 2019?

We plan to continue to invest incremental gross profit in 2019 into multiple high-ROI areas. Here is a short list of the areas with the largest increases:

•

Advertising – As one of the largest opportunities on our platform, we support growth with improved products, technology, innovation and platform integration. We also plan to keep improving strategically important areas – such as our marketplace, programmatic and self-serve capabilities which we believe can increase scalability.

•	The Roku Channel – We intend to continue to add features and content as well as expand reach to make The Roku Channel even more compelling for viewers, content partners, and advertisers.
•

Roku TV – Just as happened with mobile phones, TVs are in the process of switching from proprietary software stacks to a licensed OS. We have the world’s only purpose-built-for-TV licensed OS. We will focus on increasing consumer choice, helping OEM partners grow, and continuing to gain market share.

•

International – Around the globe TV viewing will continue to transition to streaming. We are building the foundation to capitalize on the international opportunity – including key hires and projects – to enable us to be successful on a global scale over the long-term.

Outlook

In 2019, we expect to reach $1 billion in revenues, or roughly 36% year-over-year growth, with Platform revenue representing roughly two-thirds of total revenue. We estimate total gross profit should grow at roughly the same rate as revenues, or 36% year-over-year at the midpoint, to just over $450 million.

The majority of our operating expenses are headcount related. We ended the year with over 1,100 full-time employees, up 36% year-over-year and our plan is to continue to hire at a similar pace in 2019. As we have stated for several quarters, our goal for 2019 is to manage the business to roughly break-even on a full year adjusted EBITDA basis. Implied in our outlook is roughly $535 million of GAAP operating expenses in 2019 which includes stock-based compensation of roughly $73 million and an estimated $12 million of depreciation and amortization.

Turning to our first quarter outlook, we remind you that Q1 is our seasonally softest quarter from a revenue perspective, with revenue that is roughly one third lower sequentially than our seasonally strong fourth quarter. Our Q1 outlook calls for normal seasonality with the midpoint of total revenues down 32% quarter-over-quarter to $188 million. Gross profit of roughly $88 million at the midpoint is expected to be more than offset by higher operating expenses, resulting in an adjusted EBITDA loss of roughly $10 million.

Conclusion

Powering the world’s TVs is a big opportunity and we believe that we are still in the early days of our growth. We are making investments now in our business that we expect will continue to build our momentum. At the same time, we are strengthening our long-term position of influence in the TV streaming industry. We believe our competitive strengths – namely our large and engaged user base, purpose-built OS for TV, powerful data and analytics, neutral position, and exceptionally talented team will continue to propel our business for years to come.

Roku Q4 2018 Shareholder Letter	4

Thanks for your continued support and Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO

Steve Louden, CFO

Conference Call Webcast – 2 p.m. PST February 21, 2019

The Company will host a webcast of its conference call to discuss the Q4 2018 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Investor Relations James Samford ir@roku.com	Press Eric Savitz esavitz@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net loss per share. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has included a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net income (loss) per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments related to the convertible preferred stock warrants as they became warrants to purchase common stock at the time of our initial public offering and at such time no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Roku Q4 2018 Shareholder Letter	5

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the first quarter of 2019 and for the full fiscal year, the growth in ARPU and active accounts, the growth and evolution of TV streaming, our capitalization of streaming, our market opportunity in other countries, the decline in cable video subscribers and the shift of advertising to OTT, the amount, uses and impact of our research and development investments, the importance of The Roku Channel as a source of ad impressions and in monetizing our platform, the reach and popularity of The Roku Channel, the opportunities for the evolution and expansion of the scope of The Roku Channel, the role of our operating system in the transition of TV viewing and TV advertising to streaming, our ability to hire employees, and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Roku Q4 2018 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net Revenue:
Platform	$151,395	$85,437	$416,863	$225,356
Player	124,344	102,824	325,643	287,407
Total net revenue	275,739	188,261	742,506	512,763
Cost of Revenue:
Platform (1)	42,045	21,743	120,543	54,826
Player (1)	121,403	93,057	289,815	258,104
Total cost of revenue	163,448	114,800	410,358	312,930
Gross Profit:
Platform	109,350	63,694	296,320	170,530
Player	2,941	9,767	35,828	29,303
Total gross profit	112,291	73,461	332,148	199,833
Operating Expenses:
Research and development (1)	51,000	31,295	170,692	107,945
Sales and marketing (1)	34,600	19,131	102,780	64,069
General and administrative (1)	21,204	13,541	71,972	47,435
Total operating expenses	106,804	63,967	345,444	219,449
Income (Loss) from Operations	5,487	9,494	(13,296)	(19,616)
Other Income (Expense), Net:
Interest expense	(126)	(326)	(346)	(1,612)
Loss on extinguishment of debt	—	(2,338)	—	(2,338)
Change in fair value of preferred stock warrant liability	—	—	—	(40,333)
Other income (expense), net	1,338	282	4,309	705
Total other income (expense), net	1,212	(2,382)	3,963	(43,578)
Income (Loss) Before Income Taxes	6,699	7,112	(9,333)	(63,194)
Income tax (benefit) expense	(79)	171	(476)	315
Net Income (Loss) Attributable to Common Stockholders	$6,778	$6,941	$(8,857)	$(63,509)
Net Income (Loss) per share attributable to common stockholders—basic	$0.06	$0.07	$(0.08)	$(2.24)
Net Income (Loss) per share attributable to common stockholders—diluted	$0.05	$0.06	$(0.08)	$(2.24)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	109,322	96,492	104,618	28,308
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	123,237	119,140	104,618	28,308

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$30	$23	$97	$81
Cost of player revenue	222	46	469	145
Research and development	7,880	1,636	18,538	4,714
Sales and marketing	4,786	718	10,459	2,817
General and administrative	3,519	1,013	8,111	3,196
Total stock-based compensation	$16,437	$3,436	$37,674	$10,953

Roku Q4 2018 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$155,564	$177,250
Short-term investments	42,146	—
Accounts receivable, net of allowances of $21,897 and $17,739 as of	183,078	120,553
Inventories	35,585	32,740
Prepaid expenses and other current assets	15,374	11,367
Deferred cost of revenue, current portion	1,188	3,007
Total current assets	432,935	344,917
Property and equipment, net	25,264	14,736
Deferred cost of revenue, non-current portion	—	5,403
Intangible assets, net	1,477	2,030
Goodwill	1,382	1,382
Other non-current assets	3,939	3,429
Total Assets	$464,997	$371,897
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$56,576	$56,413
Accrued liabilities	91,986	72,344
Deferred revenue, current portion	45,442	34,501
Total current liabilities	194,004	163,258
Deferred revenue, non-current portion	19,594	48,511
Other long-term liabilities	6,748	7,849
Total Liabilities	220,346	219,618
Stockholders’ Equity:
Preferred stock, $0.0001 par value;	—	—
Common stock, $0.0001 par value;	11	10
Additional paid-in capital	498,553	435,607
Accumulated other comprehensive loss	(17)	—
Accumulated deficit	(253,896)	(283,338)
Total stockholders’ equity	244,651	152,279
Total Liabilities and Stockholders’ Equity	$464,997	$371,897

Roku Q4 2018 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(8,857)	$(63,509)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,389	5,336
Stock-based compensation expense	37,674	10,953
Provision for doubtful accounts	876	104
Change in fair value of preferred stock warrant liability	—	40,333
Noncash interest expense	342	784
Loss from exit of facilities	1,120	525
Loss on disposals of property and equipment	8	54
Loss from extinguishment of debt	—	2,338
Impairment of long-lived assets	352	—
Amortization of premiums on short-term investments	(357)	—
Changes in operating assets and liabilities:
Accounts receivable	(50,673)	(41,184)
Inventories	(2,953)	10,828
Prepaid expenses and other current assets	(306)	(6,514)
Deferred cost of revenue	2,261	(1,959)
Other noncurrent assets	(732)	(2,794)
Accounts payable	(98)	24,315
Accrued liabilities	17,914	24,127
Other long-term liabilities	(1,101)	3,579
Deferred revenue	10,063	29,976
Net cash provided by (used in) operating activities	13,922	37,292
Cash flows from investing activities:
Purchase of property and equipment	(18,327)	(9,229)
Purchase of business, net of cash acquired	—	(2,959)
Purchases of short-term investments	(53,806)	—
Sales/maturities of short-term investments	12,000	—
Change in deposits	—	(80)
Net cash used in investing activities	(60,133)	(12,268)
Cash flows from financing activities:
Proceeds from borrowings, net	—	24,691
Repayments of borrowings	—	(40,446)
Holdback payment for a prior business acquisition	(500)	—
Proceeds from equity issued under incentive plans, net of repurchases	25,025	1,773
Proceeds from issuance of common stock pursuant to an initial public offering, net of issuance costs of $3.1 million	—	131,646
Net cash provided by financing activities	24,525	117,664
Net (Decrease) Increase in Cash	(21,686)	142,688
Cash and cash equivalents—Beginning of period	177,250	34,562
Cash and cash equivalents—End of period	$155,564	$177,250
Supplemental disclosures of cash flow information:
Cash paid for interest	$493	$1,149
Cash paid for income taxes	$564	$222
Supplemental disclosures of noncash investing and financing activities:
Unpaid portion of property and equipment purchases	$1,617	$1,250
Fair value of preferred stock warrants reclassified to additional paid in capital	$—	$52,355
Issuance of convertible preferred stock warrants in connection with debt	$—	$2,032

Roku Q4 2018 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net income (loss)	$6,778	$6,941	$(8,857)	$(63,509)
Other (income) expense, net	(1,212)	2,382	(3,963)	43,578
Stock-based compensation	16,437	3,436	37,674	10,953
Depreciation and amortization	2,565	1,453	8,389	5,336
Income tax expense (benefit)	(79)	171	(476)	315
Adjusted EBITDA	$24,489	$14,383	$32,767	$(3,327)

Pro forma basic and diluted net loss per share
Numerator:
Net income (loss) attributable to common stock holders	$6,778	$6,941	$(8,857)	$(63,509)
Add: Change in fair value of convertible preferred stock warrant liability	—	—	—	40,333
Net income (loss) attributable to common stockholders used in computing pro forma basic net loss per share	$6,778	$6,941	$(8,857)	$(23,176)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	109,322	96,492	104,618	28,308
Add: Pro forma adjustments	—	1,738	—	60,688
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—basic	109,322	98,230	104,618	88,996
Pro forma net income (loss) per share—basic	$0.06	$0.07	$(0.08)	$(0.26)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	123,237	119,140	104,618	28,308
Add: Pro forma adjustments	—	1,738	—	60,688
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—diluted	123,237	120,878	104,618	88,996
Pro forma net income (loss) per share—diluted	$0.05	$0.06	$(0.08)	$(0.26)

Roku Q4 2018 Shareholder Letter	10